UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 19, 2015
LIMELIGHT NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
222 South Mill Avenue, 8th Floor
Tempe, AZ 85281
(Address, including zip code, of principal executive offices)
(602) 850-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On September 18, 2015, the Compensation Committee of the Board of Directors of Limelight Networks, Inc. (the “Company”) approved a stock for salary program and a stock for bonus program, wherein eligible participants may elect to receive payment of his or her base salary and/or bonus in shares of the Company’s common stock beginning on January 1, 2016. The shares of common stock will be issued under the Company’s 2007 Equity Incentive Plan. Eligible program participants include the Company’s CEO and his direct reports.
The stock for salary program permits eligible participants to receive 0, 25, 50, 75, or 100% of his or her 2016 salary (including any increases that may occur during the year) in shares of the Company’s common stock. On the last trading day of each calendar month, each participant will receive the number of shares of the Company’s common stock determined by dividing (i) 1/12th of his or her enrolled salary by (ii) the trailing 30-day closing average of the Company’s common stock, rounded up to the nearest whole share. Once an election is made, it runs for the full year 2016 and is irrevocable. Participation levels may not be changed after the close of the enrollment period. Once purchased, there is no vesting period for the shares. The programs are designed to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.
The enrollment period for the stock for salary program recently concluded. Messrs. Robert Lento, Sajid Malhotra, and Michael DiSanto each individually elected to have 50% of their respective 2016 salaries paid in shares of the Company’s common stock.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Dated: November 19, 2015	By:	/s/ James R. Todd
James R. Todd Assistant General Counsel & Assistant Secretary